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                                                                       Exhibit 5

                               September 20, 2002


Port Arthur Finance Corp.
1700 East Putnam Avenue
Suite 500
Old Greenwich, Connecticut 06870

Ladies and Gentlemen:

                  We have acted as counsel to Port Arthur Finance Corp., a Delaware corporation (the "Company"), and to The Premcor Refining Group Inc., a Delaware corporation, Sabine River Holding Corp., a Delaware corporation, Neches River Holding Corp., a Delaware corporation, and Port Arthur Coker Company L.P., a Delaware limited partnership (each individually, a "Guarantor" and collectively, the "Guarantors"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $255 million aggregate principal amount of its 12.50% Senior Secured Notes due 2009 (the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Exchange Guarantees"), with respect to the Exchange Securities. The Exchange Securities and the Exchange Guarantees will be issued under an indenture (as supplemented, the "Indenture"), dated as of August 19, 1999, among the Company, Sabine River Holding Corp., Neches River Holding Corp., Port Arthur Coker Company L.P., HSBC Bank USA, as Capital Markets Trustee, and Deutsche Bank Trust

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Port Arthur Finance Corp.              -2-                    September 20, 2002





Company Americas (formerly Bankers Trust Company), as Collateral Trustee, as supplemented by the first supplemental indenture, dated as of June 6, 2002, among the Company, the Guarantors, the Capital Markets Trustee and the Collateral Trustee. The Exchange Securities will be offered by the Company in exchange for $255 million aggregate principal amount of its outstanding 12.50% Senior Secured Notes due 2009 (the "Securities").

                  We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

                  In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Capital Markets Trustee and the Collateral Trustee.

                  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

                  1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company,

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Port Arthur Finance Corp.              -3-                    September 20, 2002





         enforceable against the Company in accordance with their terms.

                  2. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and the Exchange Guarantees have been duly issued, the Exchange Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

                  Our opinions set forth above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States, the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                Very truly yours,



                                /s/ SIMPSON THACHER & BARTLETT